As filed with the Securities and Exchange Commission on January 16, 1998 Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                              ---------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                          POWERHOUSE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                     81-0470853
(State or other jurisdiction of                              I.R.S. Employer
incorporation or organization)                               Identification No.)

2311 South 7th Avenue
Bozeman, MT                                                  59715
(Address of principal executive offices)                     (Zip Code)

                                 (406) 585-6600
              (Registrant's telephone number, including area code)

             POWERHOUSE TECHNOLOGIES, INC. 1994 STOCK INCENTIVE PLAN
                            (Full title of the plan)

Richard M. Haddrill                                     Copy to:
Chief Executive Officer,
President, and Treasurer                                Michael Rosenzweig
Powerhouse Technologies, Inc.                           Rogers & Hardin
2311 South 7th Avenue                                   2700 International Tower
Bozeman, MT 59715                                       229 Peachtree Street NE
(Name and Address of agent for service)                 Atlanta, GA 30303

(406) 585-6600
(Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE


                                                  Proposed maximum           Proposed maximum
Title of Securities           Amount to be        offering price             aggregate offering       Amount of
to be registered               registered         per share(1)               price(1)                 Registration Fee
Common Stock
($.01 par value)              500,000(2)          *                          *                        $1,622.50

----------
(1) Pursuant to Rule 457(c), the registration fee for the 500,000 additional shares issuable pursuant to the Plan is based upon a price of $11.00 per share, the average of the high and low sales price for the common stock on January 12, 1998.
(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus which constitutes a part of this Registration Statement also relates to an aggregate of 1,000,000 shares of the Registrant's common stock registered on a registration statement on Form S-8, Registration No. 33-86430, filed with the Commission on November 17, 1994.

     This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Powerhouse Technologies, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference in this registration statement:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (c) The Company's Current Report on Form 8-K, filed with the Commission on February 7, 1997;

          (d) The Company's Current Report on Form 8-K, filed with the Commission on August 6, 1997;

          (e) The Company's Current Report on Form 8-K, filed with the Commission on December 31, 1997;

          (f) The Company's Proxy Statement dated October 15, 1997 related to the Annual Meeting of Stockholders held on November 14, 1997; and

          (g) The description of the Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on June 3, 1991 under
     Section 12(g) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

               Not required.

Item 5. Interests of Named Experts

               None

Item 6. Indemnification of Directors and Officers

                  Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the DGCL also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Company's Bylaws provide for the indemnification by the Company of officers and directors to the fullest extent permitted by Section 145 of the DGCL.

     The Company has entered into or intends to enter into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action by or in the right of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director of any other company or enterprise that the person provides services to at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

     The Company has obtained, at its expense, liability insurance for its directors and officers. The insurance covers certain liabilities of the Company's directors and officers arising out of actions taken in their official capacities, subject to certain exclusions. As of the date hereof coverage limits of the liability insurance were an aggregate of $5 million.


Item 7. Exemption from Registration Claimed.

               Not applicable.


Item 8. Exhibits

               The  exhibits to this  registration  statement  are listed on the
          Exhibit Index included elsewhere herein.

Item 9. Undertakings.

               The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the Requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bozeman, State of Montana, on January 16, 1998

                                   POWERHOUSE TECHNOLOGIES, INC.



                                   By:      /s/ Richard M. Haddrill
                                            ------------------------------------
                                            Richard M. Haddrill, Chief Executive
                                            Officer, President and Treasurer

     Pursuant to the requirements of the Securities Act , this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                            Title                                       Date

/s/ Richard M. Haddrill
-----------------------                     Chief Executive Officer,                             January 16, 1998
Richard M. Haddrill                         President, Treasurer and Director
                                            (Principal Executive Officer)
/s/ Susan Carstensen
-----------------------                     Chief Financial Officer                              January 16, 1998
Susan Carstensen                            (Principal Financial Officer)

/s/ Richard M. Burt
-----------------------                     Chairman and Director                                January 16, 1998
Richard M. Burt

/s/ James J. Davey
-----------------------                     Vice Chairman and Director                           January 16, 1998
James J. Davey

/s/ Patricia Becker
-----------------------                     Director                                             January 16, 1998
Patricia Becker

/s/ John Hardesty
-----------------------                     Director                                             January 16, 1998
John Hardesty

/s/ William Spier
-----------------------                     Director                                             January 16, 1998
William Spier


 Exhibit No.       Description of Exhibit                                                 Numbered Copy

      4.1           Certificate of Incorporation of the Company (incorporated by     Incorporated by Reference
                    reference   to   Exhibit   3.2  to  the  1991   Registrant's
                    Registration   Statement  on  Form  S-1   (Registration  No.
                    33-41000) filed on July 24, 1991 (the "Form S-1") as amended
                    as   reported   on  Form  8-K  filed   December   31,   1997
                    (File No. 000-19322).

      4.2           Bylaws of the Company  (incorporated by reference to Exhibit     Incorporated by Reference
                    3.2 to the Form S-1.

      5.0           Opinion of Rogers & Hardin LLP                                               7

     23.1           Consent of KPMG Peat Marwick LLP                                             9

     23.2           Consent of Rogers & Hardin LLP  (included  in Exhibit 5.1 to                 7
                    this Registration Statement).

                                       6